Press Release

For Further Information:
KRATON Polymers LLC
Analyst: Nick Dekker 832-204-5454
Media: Shari Mattern 832-204-5998

KRATON Polymers Extends Exchange Offer
KRATON – 8.125% Senior Subordinated Notes due 2014

HOUSTON, TX – October 18, 2005 – Kraton Polymers LLC (“KRATON”) today announced that the expiration date of the registered exchange offer (the “Exchange Offer”) for its 8.125% Senior Subordinated Notes due 2014 (the “Outstanding Notes”) has been extended until 5:00 p.m., Eastern Standard Time, on October 21, 2005, unless further extended.

Through the Exchange Offer, Outstanding Notes can be exchanged for new notes with substantially identical terms, except that the new notes have been registered under the Securities Act of 1933, as amended. The Exchange Offer was scheduled to expire at 5:00 p.m., Eastern Standard Time, today, and as of that time, as reported by Wells Fargo Bank, N.A., as exchange agent for the Exchange Offer, KRATON had received valid tenders of Outstanding Notes in aggregate principal amount of $196,713,000.00.

KRATON has elected to extend the Exchange Offer in order to allow additional time in which to determine whether the holders of the remaining Outstanding Notes also wish to accept the Exchange Offer. A written prospectus providing the terms of the exchange offer may be obtained through the exchange agent – Wells Fargo Bank, N. A. by calling (800) 344-5128.

About KRATON

KRATON Polymers LLC is a premier, global specialty chemicals company and is the world’s largest producer of styrenic block copolymers (“SBCs”), a family of products whose chemistry was pioneered by KRATON over forty years ago. SBCs enhance the performance of applications including adhesives, sealants, asphalt and bitumen modification, packaging, compounding and personal hygiene products. KRATON has the leading position in nearly all of its core markets and is the only producer of SBCs with global manufacturing capability. Its production facilities are located in the United States, The Netherlands, Germany, France, Brazil and Japan.

Polymer Holdings LLC is the parent company of KRATON Polymers LLC and has no material assets other than its investment in KRATON Polymers LLC.

Forward Looking Statements

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